Exhibit 10.73

CERTAIN INFORMATION IDENTIFIED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (“Agreement”), is made and entered into as of  October 1, 2020 (the “Effective Date”), by and between Valvoline LLC, a Delaware limited liability company, with a mailing address of 100 Valvoline Way, Lexington, KY 40509 (“Supplier”), and Monro Service Corporation, a Delaware corporation, and MNRO Service Holdings, LLC, a Delaware limited liability company, (“Customer” and, together with the Supplier, the “Parties” or each, a “Party”) , with a mailing address of 200 Holleder Parkway, Rochester, NY 14615.

In consideration of the mutual promises set forth in this Agreement, and other good, valuable and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, Supplier hereby agreed to sell and deliver, and Customer hereby agrees to purchase, receive and pay for, the Valvoline® products described below for use at the locations identified on Schedule A, attached hereto and incorporated herein by reference on the following terms and conditions:

1.	TERM. The term of this Agreement (the “Term”) begins on the Effective Date and expires, unless sooner terminated pursuant to this Agreement, on September 30, 2023 (the “Expiration Date”).

2.

SUPPLY AGREEMENT.  From time to time as directed by Customer, Supplier shall supply Products (defined below) to certain locations operated by Monro Inc. (the “Company”), as the parent company of Customer, as such locations are set forth on Schedule A (“Customer Locations”).  Schedule A may be updated from time to time during the Term as follows:

a)

For a location to be added as a Customer Location, Customer will provide notice to Supplier of such new location.  Supplier shall consent to such location being added to Schedule A (such consent not to be unreasonably withheld, delayed or conditioned) by selling and delivering Products (defined below) to such location (such consent shall amend Schedule A to include such location as a “Customer Location”).

b)	During the Term, Customer may cease operations at a particular Customer Location. Customer shall be permitted to remove such Customer Location from Schedule A upon notice to Supplier.

c)

Should Customer acquire any additional business and/or locations during the Term, then such new business and/or location shall be added as Customer Locations upon the expiration of any supply agreement in place with the existing business and/or location on the date of Customer’s acquisition of same for any products that compete with the Products (as defined herein).  Customer shall not exercise any renewal options contained in any such supply agreements following the date of Customer’s acquisition of the relevant business and/or locations.

During the Term, Supplier shall sell and deliver, and Customer shall purchase, pay and provide safe access for the delivery from Supplier (or its authorized distributor) at the Customer Locations, VALVOLINE® products set forth on Schedule B attached hereto and incorporated by reference (“Products”).  It is understood and agreed that, during the Term, Customer shall purchase all of its requirements in the various Product categories (lubricants, non-lubricants and service chemicals) and sub-categories (premium and non-premium) from Supplier for the Customer Locations, but excluding [***], provided that, Customer shall make all reasonable best efforts to sell the Products during the Term and shall not advertise, promote, or in any other way market competitive products.

Customer shall promote and reasonably support Supplier-sponsored programs, as such programs shall be reasonably developed with, and agreed by, Customer (e.g. Stickerbucks, incentive trips, Spark, etc.) paid using the Installer Incentive Fund provided for in Schedule E), [***].  Any failure of a parent, affiliate or subsidiary of Customer to adhere to the obligations contained in this Agreement that would otherwise qualify as a material default under Section 14 hereof, may be pursued by Supplier as a material default by Customer.

3.	PRICE.

a)	As of the Effective Date of this Agreement, Customer shall begin paying to Supplier the applicable “Invoice Price” for the Products, as outlined in Schedule B attached hereto (the “Invoice Prices”).

b)	Thereafter, price adjustments to the Invoice Prices shall follow the guidelines established on Schedule C.

c)

Customer is responsible for payment of all applicable taxes, fees and other government-imposed charges, whether or not included in such prices.  If compliance with law prevents Supplier from charging or Customer from paying the price provided in this Agreement, any resulting failure to perform shall be excused pursuant to Section 26 hereof.  Each delivery hereunder shall be considered a separate sale.

4.	PAYMENT TERMS. Customer will initiate payment for the undisputed portion of each Invoice Amount on a [***].

5.

BUSINESS DEVELOPMENT, PROMOTIONAL AND OPERATIONAL SUPPORT.  Business development, promotional and operational support to be provided by Supplier pursuant to this Agreement as described in Schedule E, attached hereto and incorporated herein by reference.

6.

FREIGHT.  Supplier agrees to deliver the Products to the Customer’s warehouse destinations as may be agreed to in writing in advance by the parties hereto, freight prepaid, FOB the Customer’s receipt address for regular stock orders meeting prepaid shipment minimums.  Freight will be prepaid on orders of [***] units or more.  For orders less than [***] units, freight will be added to the bottom of the invoice.  Supplier agrees to allow the Customer to transport orders from the Supplier’s designated shipping/receiving point.  If Customer shall transport from Supplier, Supplier will issue a credit to the Customer equaling the prevailing freight charge of Supplier’s preferred motor carrier.

7.

ORDER FULFILLMENT.  Except for events of force majeure contemplated herein, all orders will be shipped within five (5) working days from receipt of order where the applicable distributor’s normal delivery schedule allows for the same; provided that, in some instances, a distributor may take up to ten (10) working days from receipt of order to ship such order, consistent with part business practices between Supplier and Customer for drum and bulk packaged products.

8.	SUPPLIER PRODUCT WARRANTIES.

a)

SUPPLIER WARRANTS FOR A PERIOD OF NINETY (90) DAYS AFTER DATE OF DELIVERY THAT THE PRODUCTS SOLD HEREUNDER MEET THE THEN CURRENT SPECIFICATIONS DESIGNATED IN SUPPLIER’S APPLICABLE PUBLICATIONS.  EXCEPT AS STATED IN THIS SECTION 8(a) AND 8(b), SUPPLIER MAKES NO OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF TITLE.

b)

Supplier shall provide a VPS guarantee consistent with this outlined in Schedule D; provided, that, the VPS guarantee is subject to change from time-to-time by Supplier in its sole discretion, but any such changes shall be consistent with those applied across the VPS guarantee programs to all of Supplier’s customers.  If the Supplier discontinues an applicable warranty or materially alters the warranties provided, Supplier will honor such warranty, as set forth on Schedule D, for the remainder of the Term.

9.

PRODUCT CATALOGS.  Supplier agrees to provide the most up-to-date lubricant specifications catalog information in its possession to Customer to supplement Customer’s catalog information Customer independently obtains from alternate source(s).  All electronic data must be supplied in the then-current format specified by the Automotive Aftermarket Industry Association (“AAIA”).

a)	Electronic information shall be provided initially within thirty (30) days from the Effective Date and within thirty (30) days thereafter if any changes have occurred; and provided in its entirety;

b)

Electronic information shall provide the correct Supplier part information for the specific vehicle application as well as Supplier’s chosen manufacturer’s part information, without regard to Customer’s decision to stock such part; and

c)	Supplier shall provide, upon release of same, a quantity of each catalog, specification guide or other such media, in an amount sufficient to supply each location operated or managed by Customer.

d)	Supplier will reimburse Customer for the cost of an electronic subscription to [***].

Failure to provide catalog information as outlined above will result in Customer obtaining the electronic information and/or print catalog editions in a manner most expeditious and beneficial to Customer.  Supplier agrees to reimburse Customer for any and all costs associated with having to obtain catalog information from alternate source(s), [***].

10.

PRICING NEW PRODUCTS.  In the event Supplier introduces new products (“New Products”) to its product line during the Term of this Agreement, based upon changes to formulation, product engineering or similar event, as a mandated for continued certification of product by the American Petroleum Institute (“API”) or International Lubricants Standardization and Approval Committee, Supplier agrees that Customer’s pricing on the New Products will be subject to the same discounts and credits to Supplier’s standard invoice pricing on the New Products as provided for in this Agreement.

11.

CONSIDERATION.  Customer has given, and Supplier has received and accepted, adequate, good, and valuable consideration for this Agreement.  Customer’s adequate, good, and valuable consideration includes the mutual covenants, obligation, and promises herein and the following (which separately and together have enabled Supplier to execute and deliver this Agreement and have assisted and will assist Supplier’s performance of its obligations under this Agreement): (1) Customer, one of the U.S.’s largest providers of automotive under-car repair and tire services, has at great length discussed and upon reasonable request during the Term will discuss its business needs with Supplier for the purpose of enabling Supplier to make compelling business proposals to Customer; (2) Customer has entered into negotiations with Supplier that are expected to culminate in the execution and delivery of this Agreement, which Customer advises gives Supplier certain advantages over other suppliers of automotive lubricants; (3) Customer has provided and upon reasonable request during the Term will provide information to Supplier about Customer’s operations; (4) in this Agreement, Customer agrees to purchase a minimum quantity of [***]; and (5) in this Agreement, Customer agrees with Supplier to negotiate in good faith to determine the price for products not listed on Price List that Customer purchases from Supplier, if any.  Supplier has bargained for and will receive material benefits, interests, rights and value from Customer through such consideration and that Supplier is not entitled to and would not have received such benefits, interests, rights and value absent this Agreement.  This Agreement is legally binding; and Supplier will not, directly or indirectly, plead or otherwise assert in any manner in any litigation, arbitration, mediation, or other dispute-resolution proceeding that this Agreement is invalid, void, voidable, revocable, terminable, or otherwise unenforceable for lack of or insufficiency of consideration; and by this Agreement irrevocably waives and will be estopped from pleading or asserting directly or indirectly any cause of action, claim, defense, right, or prayer for relief to such effect.  Each of Supplier’s waivers in this Section 11 is reasonable and made with Supplier’s full knowledge of its significance and consequences.

12.

REPRESENTATIONS AND WARRANTIES. Customer and Supplier each represents and warrants to the other that (i) it has the right, power and authority to grant the rights provided in this Agreement and to perform its obligations under this Agreement, and (ii) its execution, delivery, and performance of this Agreement have been duly authorized and will not violate any other agreement, restriction, or law to which it is a party or by which it is bound.

13.

NOTICE.  Notices under this Agreement are sufficient if given by nationally recognized overnight courier service, certified mail (return receipt requested) or personal delivery to the other party at the address below, provided, that either party may change the mailing address or other information provided for it by written notice given in accordance with this Section 10:

Customer:

Monro Service Corporation

Attn: President

200 Holleder Parkway

Rochester, NY 14615

MNRO Service Holdings, LLC

Attn: President

200 Holleder Parkway

Rochester, NY 14615

With copy to:

Monro Service Corporation

Attn: Senior Director Business Development

200 Holleder Parkway

Rochester, NY 14615

With copy to:

Monro Service Corporation

Attn: Senior Vice President – General Counsel

200 Holleder Parkway

Rochester, NY 14615

Supplier:

Valvoline LLC

100 Valvoline Way

Lexington, KY 40509

Attn: Director, Strategic Accounts

With copy to:

Valvoline LLC

100 Valvoline Way

Lexington, KY 40509

Attn: Legal Department

14.

TERMINATION; REMEDIES.  This Agreement may be terminated only by mutual consent of the parties in writing prior to the expiration hereof or by either the Supplier or Customer, as applicable, without cost or penalty if any one or more of the following events occur during the term of this Agreement:

a)

By either of the Parties if the other party materially defaults in the performance of or breaches any provision of this Agreement and does not cure the same within thirty (30) days after receipt of written notice of such default or breach;

b)	By either Party if any payment due by the other Party is unpaid when due and remains unresolved for thirty (30) days after written notice to the default party by the non-defaulting party;

c)

By either of the Parties if, with respect to the other party, any proceeding in bankruptcy is filed, or any order for relief in bankruptcy is issued, by or against such party, or if a receiver of such party or its premises is appointed in any suit or proceeding brought by or against a party, or if there is an assignment by such Party for the benefit of that Party’s creditor(s);

d)	By Customer, if Supplier is acquired, either directly or indirectly, through the sale of assets, merger, or otherwise by a direct competitor of Customer;

e)	By Supplier, if the Customer is acquired, either directly or indirectly, through the sale of assets, merger, or otherwise by a direct competitor of Supplier; or

f)

By Customer, in the event that a change of control of Supplier shall result in a Party, person or corporate entity controlling a majority shares of Supplier and such party, person or corporate entity shall be a citizen of, or based in, a country which is, or becomes, listed on the United States of America’s Department of State’s Office of Defense Trade Control’s Embargo Reference Chart.

Upon the early termination of this Agreement under the terms of this Section (the “Early Termination”), all amounts due and owing to either Party, including, but not limited to any credits to Customer calculated in accordance with Section 5 hereof and Schedules B, C and E attached hereto, shall be calculated and paid or issued, as the case may be, pro rata to the effective date of such Early Termination. Nothing contained herein shall be deemed to limit or otherwise restrict any right, power, or remedy of either Party.  All rights, powers, and remedies shall be cumulative and concurrent and the exercise of one or more rights, powers or remedies existing under this Agreement or now or hereafter existing at law or in equity, shall not preclude the subsequent exercise by either Party of any other right, power or remedy.

15.

ETHICAL BUSINESS PRACTICES.  Customer and Supplier, respectively, acknowledge that each of its employees is required to maintain the highest standards of honesty, integrity and trustworthiness.  In particular, reference is made to the  Monro Inc. Code of Ethics, which may be found online at https://corporate.monro.com/investors/corporate-governance/ and which applies to all employees of Customer.  As such, both Parties affirm that they will conduct themselves, with respect to this Agreement, in accordance with these standards.

16.

RELATIONSHIP OF THE PARTIES.  The relationship of Supplier and its employees, agents, and contractors to Customer is at all times that of independent contractors, and Supplier will not represent Customer as Customer’s agent, employee, or partner in any manner.  Supplier has no authority to enter into any contract or incur any expense or obligation in Customer’s name.

17.	CONFIDENTIALITY.

a)

Confidential Information.  “Confidential Information” means any information, whether disclosed in oral, written, visual, electronic or other form, which any party discloses or observes in connection with any other party’s performance under this Agreement that relates to business plans, strategies, forecasts or analysis; financial information; employee, customer or vendor information; software (including all documentation and code), hardware or system designs, architectures or protocols; specifications for the Products or other products; Supplier and Customer purchasing, logistics, sales, marketing and other business processes; or the terms of this Agreement.

b)

Each Party shall use Confidential Information and reproduce materials containing Confidential Information only as necessary to perform its obligations under this Agreement. Each Party shall restrict disclosure of Confidential Information to its personnel who have a need to know such information to perform its obligations under the Agreement and who have first agreed to be bound by the terms of this Section.  Each Party is liable for an unauthorized disclosure or use of Confidential Information by any of its current or former personnel.  Within ten (10) days after receiving a written request, a Party shall destroy or return (as instructed) any materials containing Confidential Information.

c)	Exceptions to Confidential Treatment. The obligations under this Section do not apply to Confidential Information that a Party can demonstrate:

i.	Is or becomes publicly available without its breach of this Agreement;

ii.	Is independently developed by it without using Confidential Information; or

iii.	Is received by it from a third party that does not have an obligation of confidentiality to the other Party; or

iv.	Is properly and lawfully known to the receiving party prior to the Effective Date of this Agreement without an obligation of confidentiality to the other Party.

A Party may disclose Confidential Information to the extent that, in the reasonable opinion of its legal counsel, it is legally required to be disclosed.  A Party shall notify the other Party in a reasonable time prior to disclosure and allow the other Party a reasonable opportunity to seek appropriate protective measures.

18.

NO WAIVER.  This Agreement’s terms, covenants and conditions may be waived only by a written instrument signed by the party waiving compliance.  Any Party’s failure at any time to require performance of any provision shall, in no manner, affect that Party’s right to enforce that or any other provision at a later date.  No waiver of any condition or breach of any provision, term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or to be construed as a further or continuing waiver of that or any other condition or of the breach of that or other provision, term or covenant of this Agreement.

19.

ENTIRETY OF CONTRACT.  This writing is intended by the Parties as the final, complete and exclusive statement of the terms, conditions and specifications of their agreement and is intended to supersede all previous oral or written agreements and understandings between the parties relating to its specific subject matter. No employee or agent of Supplier has authority to make any statement, representation, promise or agreement not contained in this Agreement.  No prior stipulation, agreement, understanding or course of dealing between the parties or their agents with respect to the subject matter of this Agreement shall be valid or enforceable unless embodied in this Agreement.  No amendment, modification or waiver of any provision of this Agreement shall be valid or enforceable unless in writing and signed by all parties to this Agreement.  This Agreement shall supersede, and shall not be modified or amended in any way by the terms of, any purchase order which may be issued by Customer for the purchase of product hereunder.

20.

SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, the application of such provision to any other person or circumstance and the remainder of this Agreement will not be affected thereby and will remain in full effect.

21.

SURVIVAL. All obligations of Customer and Supplier that expressly or by their nature survive the expiration or termination of this Agreement, including the obligation of either Party to pay any amounts accrued hereunder, will continue in full force and effect beyond the expiration or termination of this Agreement and until they are satisfied or by their nature expire.

22.	INDEMNIFICATION.

a)

To the fullest extent permitted by law, Supplier shall defend, indemnify and hold Customer, its parent, subsidiaries, related entities and their respective officers, directors and employees harmless from and against any and all claims, suits, damages, losses, liabilities, fines, penalties, costs or expenses (including reasonable attorney’s fees) arising from or related to (i) Supplier’s negligence, gross negligence or willful misconduct in the performance of its duties and obligations hereunder, or (ii) any violation of applicable law by Supplier or its products and services.

b)

To the fullest extent permitted by law, Customer shall defend, indemnify and hold Supplier, its parent, subsidiaries, related entities and their respective officers, directors and employees harmless from and against any and all claims, suits, damages, losses, liabilities, fines, penalties, costs or expenses (including reasonable attorney’s fees) arising from or related to (I) Customer’s negligence, gross negligence or willful misconduct in the performance of its duties and obligations hereunder, or (ii) any violation of applicable law by Customer or its products and services.

23.	INSURANCE. Supplier shall procure and maintain at its sole expense throughout the term of this Agreement, the following minimum levels of insurance coverages:

a)

Commercial General Liability Insurance: including Broad Form Property Damage, and Personal Injury with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) general aggregate.

b)	Worker’s Compensation: including One Million Dollars ($1,000,000) Employers Liability coverage.

With respect to Commercial General Liability, Monro Inc. and its past, present, and future subsidiaries” shall be named as additional insureds.  Evidence of the required coverages shall be provided in the form of an acceptable certificate of insurance to Customer.

In addition to the General Liability limits being requested, Monro Service Corporation and MNRO Service Holdings, LLC is requesting from Valvoline:

1.	Auto Liability with a limit of $1,000,000 Combined Single Limit.

2.	Statutory Workers’ Compensation coverage including the $1,000,000 in Employers Liability and Umbrella Liability coverage of $5,000,000.

3.	Pollution Liability coverage of $5,000,000 due to the potential exposure that could be an issue with Valvoline’s packaging causing a pollution issue at a Monro store.

24.

GOVERNING LAW. THIS AGREEMENT HAS BEEN DELIVERED AND ACCEPTED AND SHALL BE DEEMED TO HAVE BEEN MADE AT ROCHESTER, NEW YORK.  Any dispute, claim or controversy arising out of or related to this Agreement (or any of the Agreements attached hereto as schedules) or breach, termination or validity thereof, may be, by mutual consent of the Parties, settled by arbitration conducted expeditiously in accordance with the commercial Arbitration Rules of the American Arbitration Association (“AAA”).  Within ten (10) business days of the filing of arbitration, the Parties shall select a sole independent and impartial arbitrator in accordance with such Rules.  If the Parties mutually agree to arbitration, but are unable to agree upon an arbitrator within such period, the AAA will appoint an arbitration on the eleventh (11th) day, which arbitrator shall be experienced in commercial matters.  The arbitrator will issue findings of fact and conclusions of law to support his/her opinion and is not empowered to award damages in excess of compensatory damages.  The place of arbitration shall be Rochester, New York.  Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  Notwithstanding any of the foregoing, either party may seek remedy through the courts, including, without limitation, injunctive relief, prior and without prejudice to arbitration in accordance with this provision.  The terms and provisions of this Agreement shall be interpreted in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of law.  The parties hereby waive any and all right to a trial by jury in any action or proceeding arising directly or indirectly hereunder.

Notwithstanding anything contained in this Agreement, neither party shall be liable in any arbitration, litigation or other proceeding for anything other than actual, compensatory damages.

25.

PRODUCT IDENTIFICATION. Supplier shall have the right at any time to change or discontinue use of any trademark, service mark, grade designation, trade dress, trade name or other indication of source of origin (“Marks”) under which the Products are sold and shall give 120 day written notice of any such change or discontinuation to Customer.  Supplier shall also have a right at any time to change or discontinue a product so long as sixty (60) days written notice is given to the Customer.  If, however, the Supplier fails to provide a reasonable and/or similar replacement product, the Customer shall have the right to terminate this Agreement.  Customer shall use its best efforts to maintain the quality, good name and reputation of Supplier and the Products.  Only the Products shall be stored or sold using any equipment or container which bears the Marks.  Supplier grants to Customer a license to use the Marks only to identify the Products, and store and advertise the Products.  Customer shall not alter in composition, co-mingle with products from other sources, or otherwise adulterate the Products.  Customer shall not bring or cause to be brought any proceedings, either administrative or judicial in nature, contesting Supplier’s ownership of rights to, or registration of Marks.

26.

FORCE MAJEURE. The Parties to this Agreement shall not be responsible for any delay or failure to perform under this Agreement (other than to make payments when due hereunder) if delayed or prevented from performing by acts of God; transportation difficulty; pandemic; strike or other industrial disturbances; any law, regulation, ruling, order or action of any governmental authority; any allocation or shortage of product, as determined by Supplier in its sole discretion; or any other cause or causes beyond such party’s reasonable control whether similar or dissimilar to those stated above.  It is specifically acknowledged that any amount of Product that Supplier fails to provide to Customer pursuant to the terms of this Section will be credited towards this Agreement.

27.

COMPLIANCE WITH LAWS/TAXES. Customer shall, at its own expense, (i) comply with all applicable laws, regulations, rulings and orders, including without limitation those relating to taxation, workers’ compensation, and environmental protection; and (ii) obtain all necessary licensed and permits for the purchase and sale of the Products.

28.

SUPPLIER’S RIGHT TO INSPECT. Supplier, or its authorized agents, shall have the right, but not the obligation to inspect Customer’s premises, sample, monitor or test any motor oil, grease or filter offered for sale, and to inspect or test any tank, line, pump, dispenser, or other operating equipment, including without limitation equipment owned by Customer, used at Customer’s premises bearing the Marks, or being represented to contain the Products, at any time during Customer’s business hours.  At least seventy-two (72) hours prior to any such inspection, Supplier shall provide Customer with a written notice of such inspection and shall permit Customer to have management present during such inspection.

29.

TIME OF THE ESSENCE. In performing all obligations under this Agreement, time is of the essence.  The failure of any party hereto to exercise any right such Party may have with respect to breach of any provision of this Agreement shall not impair or be deemed a waiver of such Party’s rights with respect to any continuing or subsequent breach of the same or any other provision of this Agreement.

30.

E-LEARNING COURSE REPORTING.  From time to time Supplier shall provide to Customer training courses from its E-Learning Course Catalog.  In the event Customer utilizes such training courses through its proprietary learning platform, Customer may report to Supplier the participation and completion rate for each course on a quarterly basis during the Term of this Agreement.

31.

STRATEGIC PARTNERSHIP SUMMIT.  The Parties agree that Supplier is a strategic partner, and as such operates with the goal of advancing Customer’s business across its many facets. In order to best achieve their collective goals, the Parties agree to conduct a summit to understand Customer’s key strategic priorities and align on possible solutions where Supplier may offer value adding knowledge, products or services (the “Summit”). The Summits will be held twice a year during the Term of the Agreement, with the first Summit to be scheduled as close as possible to Customer’s fiscal year renewal. Customer agrees to participate in the Summit, whether in person or remote, and to have participants from the following areas of the business: Key Retail Store Sales, Operations Leadership, Marketing, Purchasing, Training Team Leadership, and Other Key Constituents, as Customer deems appropriate.  Any travel would be subject to Customer’s then-current travel policy. Supplier’s Summit participants shall include the leadership across Valvoline’s Installer Channel, Strategic Accounts, Marketing and Training (and others as required).

32.

SPARK PROGRAM. Valvoline’s Spark program offers a simple, bundled approach to promote motor oil and VPS fuel additives, the sale of which may benefit both Customer and Supplier.  Supplier agrees to provide online and virtual training support, and reasonable in store POS materials to support the Spark program within the customer’s stores. Customer agrees to use reasonable best efforts to support Valvoline’s Spark program throughout its stores, including a requirement that all sales personnel participate in specific Spark training courses. It is understood that it may be necessary to pilot the Spark program in a subset of Customer’s stores for a period of up to 90 days prior to rolling out to all locations.

IN WITNESS WHEREOF, the Parties hereto have set their hands as of the date first written above.

MONRO SERVICE CORPORATION	VALVOLINE LLC

By: /s/ Robert J. Rajkowski	By: /s/ Samuel J. Mitchell, Jr.

Print Name: Robert J. Rajkowski	Print Name: Samuel J. Mitchell, Jr.

Title: President	Title: CEO

Witness: /s/ Maureen E. Mulholland	Witness: /s/ Rhonda Martin Meekay

MNRO SERVICE HOLDINGS, LLC

By: /s/ Brian J. D’Ambrosia

Print Name: Brian J. D’Ambrosia

Title: President

Witness: /s/ Maureen E. Mulholland

SCHEDULE A – Company-Owned Locations as of the Effective Date1

[ATTACHED]

________________________

1 Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant will provide a copy of any omitted schedule to the Securities and Exchange Commission or its staff upon request.

SCHEDULE B – Products and Applicable Invoice Amounts

[ATTACHED]

SCHEDULE C – Price Adjustments on Motor Oil and Transmission Fluid Products

[ATTACHED]

Schedule D – Product Warranties

[ATTACHED]

SCHEDULE E – Business Development, Promotional and Operational Support

[ATTACHED]